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EXHIBIT 99

NEWS RELEASE

Company Contact:                        Investors/Media:
W. Todd Coffin                          Dian Griesel, Ph.D. / Juan Dominguez
Sonus Communication Holdings, Inc.      The Investor Relations Group; N.Y., N.Y.
President & CEO                         212.736.2650
212.904.1020                            theproteam@aol.com

For Immediate Release

SONUS COMMUNICATION HOLDINGS, INC. ANNOUNCES COMPLETION OF ACQUISITION OF EMPIRE ONE TELECOMMUNICATIONS, INC.

Company Continues To Rapidly Expand Customer Base In Ethnic Markets

NEW YORK CITY...April __, 2000 - - Sonus Communication Holdings, Inc., ("Sonus") (OTC BB: SNHD), provider of low-cost, high-quality telecommunications services to niche ethnic markets throughout the United States announced today that the Company has received all approvals necessary to complete its acquisition of Empire One Telecommunications, Inc., ("EOT") and today completed the closing of the transaction. Sonus issued approximately 1.1 million shares of Sonus common stock in exchange for all the outstanding common stock of EOT.

The addition of EOT's 15,000 (primarily ethnic) retail subscribers will increase Sonus's revenue stream while at the same time providing EOT with immediate cost savings by utilizing Sonus' established points of presence (POP's) in countries that correspond to the ethnic communities that are EOT's current and target markets.

As a result of the acquisition of EOT, Sonus attains a rapidly growing, domestic Competitive Local Exchange Carrier ("CLEC"), Interexchange Carrier ("IXC"), and Internet Service Provider ("ISP") that offers a full range of services including local, long-distance, Internet access and Web Hosting Services to approximately 15,000 customers.

W. Todd Coffin, President and CEO of Sonus Communication commented on the benefits of this step, "Regulatory approval was our last hurdle in completing this merger. Today, as a fully integrated provider of telecommunications and Internet capabilities, we can proudly say that Sonus and Empire One together stand as a growing force ready to serve the specific needs of ethnic customers in our target markets. We believe our understanding of cultural differences and the need to secure

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confidence in these ethnically diverse consumers, ultimately secures our long term business strategy."

The Company recently announced an aggressive expansion into the ethnic Russian market for local, long-distance and Internet services. EOT has set a goal of 20,000 subscribers by September 2000. The Company will continue to market, advertise and sponsor local events in communities with a high Russian population. The recently installed long distance (class 2) and local (class 5) switches, which should be fully operational by April and June 2000 respectively, should provide additional revenue generation at substantially higher profit margins. The marketing efforts in the Russian communities, will utilize many of the strategies that EOT proved to be successful in offering telecommunications alternatives to Chinese ethnic communities in the United States.

Mr. Coffin concluded, "Today, Sonus completed an important step, creating a perfect fit, for the up and coming integration of a CLEC into Sonus's 'next generation' telco vision".

ABOUT SONUS
Sonus Communication Holdings, Inc., is a wholesale and retail provider of low-cost, high-quality, international long distance, local telephone, facsimile and Internet telephony services. Sonus' strategy is to secure access to international destinations that offer the opportunity for large call volumes and high margins and to utilize Voice over Internet Protocol ("VOIP") technology to establish and provide managed bandwidth services to its major US and foreign telecommunication clients. In general, these destinations are in developing countries, characterized by high wholesale rates per minute and are under-served by US carriers. With the acquisition of Empire One Telecom ("EOT") a leading New York City based CLEC the Company plans on vertically integrating their business on the retail side by providing comprehensive service to its approximately 15,000 existing subscribers while extensively marketing its bundle of services in its targeted ethnic niche markets to create a significant increase in both the Company's subscriber count as well as its number of access lines served. EOT has immediate plans to use its innovative marketing techniques to offer services to ethnic communities that correspond to the destinations served by Sonus' Points of presence.

All statements in this press release other than statements of historical fact are forward-looking statements that involve risks and uncertainties. There can be no assurance that the Company's plans will be realized, that revenues will increase or that the Company's operations will improve. Reference is made

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to Sonus' Form 10-SB and to the Company's other reports filed with Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have a material effect on the Company's business.

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